Exhibit 99.1

Digerati Technologies Closes Nexogy, Inc. and ActivePBX Acquisitions, more than Doubling Annual Revenue to Greater than $14 Million

– Acquisitions to Contribute $1.5 million in Annual EBITDA Before Synergies –

SAN ANTONIO, TX (GlobeNewswire) – November 18, 2020 – Digerati Technologies, Inc. (OTCQB: DTGI) (“Digerati” or the “Company”), a provider of cloud services specializing in UCaaS (Unified Communications as a Service) solutions for the small to medium-sized business (“SMB”) market, is pleased to announce the closing of two acquisitions, Nexogy, Inc. (Nexogy.com), and ActivePBX (ActivePBX.com), leading providers of cloud communication, UCaaS, and broadband solutions tailored for businesses.

As a combined business, Nexogy, ActivePBX, and Digerati’s operating subsidiary, T3 Communications, Inc., serves over 2,600 business customers and approximately 28,000 users while generating over $14 million in annual revenue. The business model of the combined entities is supported by strong and predictable recurring revenue with high gross margins under contracts with business customers in various industries including banking, healthcare, financial services, legal, insurance, hotels, real estate, staffing, municipalities, food services, and education. The contribution of $1.5 million in annual EBITDA from the acquisitions is expected to have an immediate and positive impact on the consolidated EBITDA of the Company with additional improvements to be realized during FY2021 from the anticipated cost synergies and consolidation savings.

In addition to the financial contribution and operational synergies, each of the acquisitions brings a distinct set of capabilities and best practices that will contribute to the Company’s growth plan. Over the years, the Nexogy team has developed a channel sales program that has proven to be effective and resulted in Nexogy’s recognition as one of the fastest growing technology companies in South Florida and nomination by the Miami Minority Chamber of Commerce as “High Tech Company of the Year 2016”. ActivePBX has placed a strong emphasis on integrating its cloud communication platform with Customer Relationship Management (“CRM”) systems and most recently achieved the ‘Built for NetSuite’ status with its proven ActiveCRM CTI (Computer Telephony Integration) solution. This integration, built for Oracle NetSuite’s SuiteCloud Platform, allows organizations to pass CRM data seamlessly, easily, and conveniently between ActivePBX’s cloud system and Oracle NetSuite.

Arthur L. Smith, Chief Executive Officer of Digerati, commented, “I commend our team for staying on task and completing, not one, but two acquisitions simultaneously and we look forward to working with the talented people at Nexogy and ActivePBX that have placed a high value on customer service and retention. We will make integrating these transactions into our operations a top priority as we move on to the next phase of the Company’s growth plan. As we have done with past acquisitions, our team has identified and will implement operating cost efficiencies and strategic growth initiatives to target organic revenue growth and boost the combined EBITDA. In addition, we continue to have a solid pipeline of potential acquisition targets in various stages of development and have a corporate goal to up-list to either the Nasdaq or NYSE American.”

The Company also announced that it closed on its $20 million financing facility to complete its acquisitions and will provide information on the financing in an upcoming 8K filing and Company news release.

Q Advisors, a TMT global investment banking boutique, acted as the financial advisor to Nexogy.

About Nexogy, Inc.

Nexogy is a leading provider of unified communications as a service (“UCaaS”) and managed services, offering a portfolio of cloud-based solutions to the small to medium-sized business market and serving over 1,500 business accounts and 14,000 users across various industries including Education, Health Care, Financial Services, and Real Estate. Based in Miami, Nexogy is a single-source provider that allows businesses and multi-location organizations to leverage flexible, cloud-based services without the need for high capital expenditures required for legacy systems. The product set include a diverse cloud solution consisting of voice PBX, broadband data, collaboration, and managed services. For more information about Nexogy, please visit www.nexogy.com.

About ActivePBX®

ActivePBX is a Miami-based global provider of cloud-based business phone systems that increase productivity and mobility while reducing telecom expenses. The solution works to leverage a customer’s existing Internet connection, which eliminates the need for costly telecom hardware and traditional analog phone services. ActivePBX specializes in CRM integration with a robust contact center platform that integrates with all major CRM platforms to enhance agent workflow and increase productivity for agents world-wide. For more information about ActivePBX, please visit www.activepbx.com.

About Digerati Technologies, Inc.

Digerati Technologies, Inc. (OTCQB: DTGI) is a provider of cloud services specializing in UCaaS (Unified Communications as a Service) solutions for the business market. Through its subsidiary, T3 Communications (www.T3com.com), the Company is meeting the global needs of businesses seeking simple, flexible, reliable, and cost-effective communication and network solutions, including cloud PBX, cloud mobile, Internet broadband, SD-WAN, SIP trunking, and customized VoIP services, all delivered on its carrier-grade network and Only in the Cloud™.

Forward-Looking Statements

The information in this news release includes certain forward-looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements related to the future financial performance of the Company. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful execution of growth strategies, product development and acceptance, the impact of competitive services and pricing, general economic conditions, and other risks and uncertainties described in the Company’s periodic filings with the Securities and Exchange Commission.